ADDENDUM

THIS ADDENDUM ("Addendum"), dated as of the 15th day of October, 2012 (the "Effective Date"), is attached to and made a part of the Employment Agreement by and between Bioanalytical Systems, Inc. (the "Company") and Jacqueline M. Lemke ("Employee"), dated April 9, 2012 (the "Agreement"). In the event of any inconsistency between the terms and conditions set forth in this Addendum and the terms and conditions set forth in the Agreement, or any supplement, attachment or other addendum thereto, or in any subsequent agreement (unless explicitly agreed to in writing by both of the parties), the terms and conditions set forth in this Addendum shall control and supersede such inconsistent terms and conditions to the extent of such inconsistency.

TERMS AND CONDITIONS

1.	Interim President and Chief Executive Officer. Beginning on July 5, 2012, Employee shall also serve as the Interim President and Chief Executive Officer of the Company with such duties as shall be provided in the Bylaws of the Company or assigned to her by the Board. At any time during which Employee continues to be Interim President and Chief Executive Officer of the Company, she shall have full responsibility and decision-making authority for the day-to-day operations of the Company's business, subject to the general control of the Board. On or prior to February 4, 2013, the Board shall meet to review Employee's performance as Interim President and Chief Executive Officer and her achievement of performance goals to be established by the Board. Based on this review, the Board will name the Employee as President and CEO or appoint a person other than the Employee as President and CEO. If the Board names the Employee as President and CEO, the Board will enter into a new employment contract with the Employee. If the Company removes Employee from the position of Interim President and Chief Executive Officer and elects a person other than Employee as President and Chief Executive Officer, the removal of Employee from the position of Interim President and Chief Executive Officer without removing her as Chief Financial Officer shall not constitute "good reason" for any purpose under the Agreement. If the Board decides to appoint someone other than Employee as permanent President and Chief Executive Officer and Employee provides notice of her resignation "without cause" within thirty (30) days of such appointment, the Company shall pay the Employee as compensation for loss of office (a) six (6) months of her annual salary at the Employee’s then current salary in equal monthly installments over the six month period following the date Employee resigns, (b) all vacation accrued as of the date Employee resigns; (c) an amount equal to her monthly COBRA premiums for a period of six (6) months from the effective date of Employee's resignation; and (d) a pro-rated portion of (i) the EBITDAR Bonus and (ii) any other bonus to which Employee is entitled.

2.	Bonus.

a.

As long as Employee continues to serve as Interim President and Chief Executive Officer on such date, Employee will receive a cash bonus of $20,000 on the first regular pay date of the Company following each of October 15, 2012 and January 5, 2013. If Employee's employment is terminated without cause, or if the Employee resigns for good reason, dies or becomes disabled prior to the date on which the cash bonus pursuant to this section is to be paid, Employee shall receive a pro-rated portion of the cash bonus for the period from July 5, 2012 until the date on which her employment is so terminated.

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b.	During the Employment Period, Employee will receive a cash bonus, the “EBITDAR Bonus”, in an amount equal to two percent (2%) of consolidated earnings before interest expense, income tax expense, depreciation expense, amortization expense and restructuring charges (“EBITDAR”) of the Company (before any payment or accrual related to the EBITDAR Bonus), which, in the first fiscal year shall be based upon consolidated earnings from the start date through the fiscal year end. The EBITDAR Bonus shall be paid annually on the first regular pay date of the Company, after the Board has confirmed the amount of the Company’s EBITDAR and the EBITDAR Bonus for the relevant period. The Board shall make such confirmation promptly upon completion of the audited consolidated financial statements of the Company for each fiscal year. If Employee's employment is terminated without cause, or if the Employee resigns for good reason, dies or becomes disabled prior to the fiscal year end on which the EBITDAR Bonus is calculated, Employee shall receive a pro-rated portion of the EBITDAR Bonus for the period during which she was employed which shall be payable as described above.

c.	This Section 2 of this Addendum will replace Section 1.2.3 of the Agreement in its entirety.

3.	Commuting Allowance. Commencing on July 5, 2012 and continuing until such time, if ever, that Employee relocates to West Lafayette, Indiana, Employee shall be entitled to receive a commuting allowance of $1,400.00 per month.

4.	Other Benefits. During the Employment Period, Employee shall be entitled to term life insurance of two times base salary.

5.	Stock Options. On the Effective Date, Employee will receive a grant of options to purchase 50,000 Company shares under the Company's Employee Stock Option Plan (the "Option Plan") and an option agreement to be entered into between the Company and Employee. The exercise price of the options shall be the fair market value of the Company's common shares on the Effective Date (determined as provided in the Option Plan) and the options will vest and become exercisable upon achievement by Employee of certain financial performance goals established by the Board of Directors of the Company (the "Board"), subject to the conditions set forth in the Option Plan and related agreement. The Board will determine if Employee has met such financial performance goals no later than February 4, 2013.

6.	Term. The Initial Term shall be extended for successive one year periods (the "Additional Terms" and together with the Initial Term, the "Employment Period"), except that if either Employee or the Company gives the other party written notice at least ninety (90) days before the end of the Initial Term or any Additional Term, then the Agreement, including this Addendum, shall expire at the end of its then current term.

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IN WITNESS WHEREOF, the Company and Employee have caused this Addendum to be executed as of the Effective Date.

THE "COMPANY"

BIOANALYTICAL SYSTEMS, INC.

By: /s/ Larry S. Boulet________________

        Larry S. Boulet, Audit Committee Chair

"EMPLOYEE"

/s/ Jacqueline M. Lemke

Jacqueline M. Lemke

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